Exhibit 10.2

MRV COMMUNICATIONS, INC.
2015 LONG-TERM INCENTIVE PLAN
STOCK OPTION AGREEMENT

STOCK OPTION AGREEMENT made as of June 1, 2015 (the “Grant Date”), by and between MRV Communications, Inc. (the “Company”) and ________________________ (the “Participant”).
1.Award. In accordance with the MRV Communications, Inc. 2015 Long-Term Incentive Plan (the “Plan”), the Company hereby grants to the Participant an option (the “Option”) to purchase ________ shares of the Company’s common stock (“Shares”), subject to the terms and conditions of this Agreement and the Plan. The purchase price per Share (“Exercise Price”) is $____________. Capitalized terms that are used but not defined in this Agreement shall have the meanings ascribed to them in the Plan.
2.Type of Option. The Option shall NOT be treated as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986.
3.Option Term. Unless terminated sooner in accordance with this Agreement or the Plan, the Option shall expire if and to the extent it is not exercised within ten years from the Grant Date.
4.Vesting of Option. Except as otherwise provided by this Agreement and the Plan, the Option will become vested in three equal annual installments commencing on the first anniversary of the Grant Date, subject to the Participant’s continuous employment or other service with the Company and its Subsidiaries through the applicable vesting date.
5.Termination of Employment or Service; Forfeiture. If the Participant’s employment and/or other service with the Company and its Subsidiaries terminates during the Option term, then:
(a)the unvested portion of the Option (if any) will be forfeited by the Participant and will automatically terminate and be of no further force or effect; and
(b)the vested portion of the Option (if any) will terminate (1) 30 days following the Participant’s termination date if the such termination occurs for any reason other than death, “Disability,” or “Cause,” (2) one year following the Participant’s termination date if the Participant is terminated by the

Company or a Subsidiary due to the Participant’s death or Disability, and (3) immediately upon the Participant’s termination date if the Participant is terminated by the Company or a Subsidiary for Cause; provided, however, that in no event may such vested portion of the Option be exercised after the expiration of the Option term.
6.Exercise of Option.
(a)General. The Participant may exercise the Option (to the extent vested and exercisable) by transmitting to the Secretary of the Company (or another person designated by the Company for this purpose) (1) a written notice specifying the number of whole Shares to be purchased pursuant to such exercise, (2) payment of the aggregate Exercise Price for such Shares and the amount of any applicable withholding taxes, and (3) such other documents or information as the Company may require.
(b)Payment of Exercise Price and Withholding Taxes. The Exercise Price and applicable withholding taxes shall be payable in cash or by check, and/or by any other means that the Committee, acting in its discretion, may expressly permit, including, without limitation, (1) by the Participant’s surrender of previously-owned Shares, or by the Company’s withholding Shares that otherwise would be issued pursuant to the exercise of the Option, in each case having a Fair Market Value on the date the Option is exercised equal to the Exercise Price and, as applicable, the minimum required tax withholding amount, (2) by payment to the Company pursuant to a broker-assisted cashless exercise program established and made available by the Company in connection with the Plan, (3) by any other method of payment that is permitted by applicable law, or (4) by any combination of the foregoing. The Company is expressly authorized to deduct or withhold the tax withholding amount from any payments otherwise owed the Participant (whether or not under this Agreement or the Plan).
7.Rights as a Stockholder. No Shares shall be issued or delivered pursuant to the exercise of the Option until full payment for such Shares and any applicable withholding taxes has been made or provided for. The Participant shall have no rights as a stockholder with respect to any Shares covered by the Option unless and until the Option is exercised and the Shares purchased pursuant to such exercise are issued in the name of the Participant.
8.Transfer Restrictions. Except as otherwise permitted by the Committee in accordance with the Plan, the Option is not assignable or transferable other than to a beneficiary designated to receive the Option upon the Participant’s death or by will or the laws of descent and distribution, and the Option shall be exercisable during the lifetime of the Participant only by the Participant (or, in the event of the Participant’s incapacity, the Participant’s legal representative or guardian). Any attempt by the Participant or any other person claiming against, through or under the Participant to cause the Option or any part of it to be transferred or assigned in any manner and for any purpose not permitted hereunder or under the Plan shall be null and void and of no force or effect.
9.No Other Rights Conferred. Nothing contained herein or in the Plan shall be deemed to give the Participant a right to be retained in the employ or other service of the Company or any affiliate or to affect the right of the Company and its Subsidiaries to terminate, or modify the terms and conditions of, the Participant’s employment.
10.Provisions of the Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan and to such rules, regulations and interpretations as may be established or made by the Committee acting within the scope of its authority and responsibility under the Plan. The Participant acknowledges receipt of a copy of the Plan prior to execution of this Agreement. The applicable provisions of the Plan shall govern in any situation where this Agreement is silent or where the provisions of this Agreement are contrary to or not reconcilable with such Plan provisions.
11.Miscellaneous.
(a)Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b)Committee Determinations. The Participant shall accept as final, binding and conclusive any determination made by the Committee, acting in its discretion under the Plan, in connection with this Agreement and the Plan (as the Plan may pertain to this Agreement).
(c)Entire Agreement. This Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified except by written instrument executed by the parties.
(d)Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to its principles of conflict of laws.
(e)Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have executed this Stock Option Agreement as of the date first above written.
MRV COMMUNICATIONS, INC.

By:____________________________________

_______________________________________
Participant